EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC’s Strong Earnings Continue in the First Quarter of 2024

LAREDO, Texas—(BUSINESS WIRE)— May 2, 2024—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the three months ended March 31, 2024 of $97.3 million or $1.56 diluted earnings per common share ($1.57 per share basic) compared to $101.6 million or $1.63 diluted earnings per common share ($1.64 per share basic), which represents a decrease of 4.3% in diluted earnings per share and a 4.2% decrease in net income over the corresponding period in 2023.

Net income for the first quarter of 2024 continues to be positively impacted by an increase in interest income earned on our investment and loan portfolios. The increase in interest is being driven by both an increase in the size of our investment and loan portfolios, as well as rate changes as a result of the Federal Reserve Board actions to raise interest rates in 2022 and 2023. Net interest income has been impacted by an increase in interest expense, primarily driven by increases in rates paid on deposits throughout the latter part of 2023. We continue to closely monitor and adjust rates paid on deposits to remain competitive in the current economic environment and retain deposits. Net income for the period was negatively impacted by an increase in our provision for credit losses, which was primarily impacted by a charge-down of an impaired credit after the results of a bankruptcy related foreclosure.

“We are pleased with our continued success in 2024. We are also extremely pleased to have been ranked first in the S&P Global Market Intelligence best-performing Public Banks for 2023 listing and third in the Forbes America’s Best Banks listing. Our team is highly focused on ‘Doing More’ to deliver exceptional service and innovative products to our customers, as well as continuing our long-standing practices of balance sheet, asset liability and liquidity management. Those initiatives, coupled with strong cost controls and continued identification of opportunities for efficiencies across our system will continue to deliver positive financial results and ideally keep us at the top of the rankings in 2024,” said Dennis E. Nixon, president and CEO.

Total assets at March 31, 2024 were $15.4 billion compared to $15.1 billion at December 31, 2023. Total net loans were $8.0 billion at March 31, 2024 compared to $7.9 billion at December 31, 2023. Deposits were $12.0 billion at March 31, 2024 compared to $11.8 billion at December 31, 2023.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 166 facilities and 256 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.